EXECUTION VERSION

TORTOISE MLP FUND, INC.

Series C Mandatory Redeemable Preferred Shares

Series D Mandatory Redeemable Preferred Shares

SECURITIES PURCHASE AGREEMENT

Dated December 8, 2015

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SCHEDULE B	—	Defined Terms

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 5.19	—	Capital Stock

EXHIBIT 1	—	Form of Articles Supplementary

EXHIBIT 2(a)	—	Form of Certificate Representing Series C MRP Shares

EXHIBIT 2(b)	—	Form of Certificate Representing Series D MRP Shares

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel to the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

EXHIBIT 13.1	—	Form of Legend

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TORTOISE MLP FUND, INC.

11550 ASH STREET, SUITE 300

LEAWOOD, KANSAS 66211

Series C Mandatory Redeemable Preferred Shares

Series D Mandatory Redeemable Preferred Shares

December 8, 2015

TO EACH OF THE PURCHASERS LISTED IN

            SCHEDULE A HERETO:

Ladies and Gentlemen:

TORTOISE MLP FUND, INC., a Maryland corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1. AUTHORIZATION OF MRP SHARES.

Section 1.1. Authorization of Mandatory Redeemable Preferred Shares. The Company will authorize the creation, issuance and sale of two new series of Preferred Stock (as defined in the Company’s Articles of Amendment and Restatement) classified and designated as (i) “Series C Mandatory Redeemable Preferred Shares” (the “Series C MRP Shares”) liquidation preference $25.00 per share and to consist of 200,000 shares; provided that in no event shall the aggregate purchase price of the Series C MRP Shares exceed $5,000,000 and (ii) “Series D Mandatory Redeemable Preferred Shares” (the “Series D MRP Shares,” together with the Series C MRP Shares, the “MRP Shares”) liquidation preference $25.00 per share and to consist of 1,600,000 shares; provided that in no event shall the aggregate purchase price of the Series D MRP Shares exceed $40,000,000. The MRP Shares will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Articles Supplementary (the “Articles Supplementary”) describing the MRP Shares in the form attached hereto as Exhibit 1. A true and correct copy of the Articles of Amendment and Restatement of the Company as currently in effect and prior to the adoption and filing of the Articles Supplementary has heretofore been furnished to you by the Company. The MRP Shares will rank, as to preferences on payment of dividends or distribution of assets upon liquidation, on a parity with shares of any other series of Preferred Stock and prior to any and all of the Common Stock or of any other class of shares of the Company ranking junior to the Preferred Stock.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

SECTION 2. SALE AND PURCHASE OF MRP SHARES.

Section 2.1. Sale and Purchase of MRP Shares. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the number of shares of MRP Shares and of the series specified opposite such Purchaser’s name in Schedule A at a price per share of $25.00. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder. The Series C MRP Shares and the Series D MRP Shares issued hereunder are each herein sometimes referred to as MRP Shares of a “series.”

SECTION 3. CLOSING.

The sale and purchase of the MRP Shares to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603-4080, at 10:00 a.m., Chicago time, at a closing (the “Closing”), which will occur on December 8, 2015 or on such other Business Day thereafter on or prior to December 11, 2015 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver or cause to be delivered to each Purchaser the MRP Shares of the series to be purchased by such Purchaser at the Closing (as specified opposite such Purchaser’s name (or the name of its nominee) in Schedule A), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company for credit to account number xxxxx, at U.S. Bank, N.A., 1555 N. River Center Drive, Milwaukee, Wisconsin 53212, ABA # xxxxx, Account of Custody Trust Cash US Bank, Attention: Megan Condon, for further credit to account # xxxxx. If at the Closing the Company shall fail to tender such MRP Shares to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the MRP Shares to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default; Compliance with Articles Supplementary. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Articles Supplementary required to be performed or complied with by it, prior to or at the Closing and after giving effect to the issue and sale of the MRP Shares (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

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Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, filing and execution of the Articles Supplementary, the authorization, issuance and sale of the MRP Shares and the authorization, execution and delivery of this Agreement.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Paul Hastings LLP, counsel for the Company, and from Venable LLP, special Maryland counsel to the Company, together covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of MRP Shares shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other MRP Shares. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the MRP Shares to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

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Section 4.8. Private Placement Number. A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of MRP Shares.

Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the MRP Shares is to be deposited.

Section 4.11. Rating of MRP Shares. The Series C MRP Shares and the Series D MRP Shares shall have been given a rating of not less than AA by Fitch on or prior to the date of issuance thereof.

Section 4.12. Articles Supplementary. The Board of Directors of the Company shall have duly adopted the Articles Supplementary and the Articles Supplementary shall have been duly filed with the State Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law. The Articles Supplementary shall constitute a legal and valid part of the charter of the Company.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request and shall receive such information as may be reasonably necessary to complete any Holder Forms.

Section 4.14. Consent of Holders of Other Securities. On the date of the Closing, any consent or approvals required to be obtained from any holder or holders of any outstanding Securities of the Company which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel.

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, to execute and file the Articles Supplementary, to create, issue and sell the MRP Shares and to perform the provisions hereof and thereof. Any approvals by the stockholders of the Company required by law, the Articles of Amendment and Restatement (including the Articles Supplementary) or Bylaws of the Company or otherwise have been duly obtained. The Company is a non-diversified, closed-end investment management company as such term is used in the 1940 Act.

Section 5.2. Authorization, Etc. This Agreement, the Articles Supplementary and the MRP Shares have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each MRP Share will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. This Agreement and the certificates delivered to the Purchasers by or on behalf of the Company, including through its agent, Morgan Stanley, in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement and such certificates and such financial statements delivered to each Purchaser prior to November 18, 2015 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since November 30, 2014, there has been no change in the financial condition, operations, business or properties of the Company except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. No Subsidiaries. The Company has no Subsidiaries as of the date of the Closing.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

all material respects the financial position of the Company as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the execution and filing of the Articles Supplementary, and the creation, issuance and sale of the MRP Shares will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, including, without limitation, the Securities Act and the 1940 Act.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the execution and filing of the Articles Supplementary or the creation, issuance and sale of the MRP Shares, except for the filing and recording of the Articles Supplementary as described in Section 4.12 of this Agreement.

Section 5.8. Litigation; Observance of Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) The Company is not in default under any order or judgment and is not in violation of any decree or ruling of any court, arbitrator or Governmental Authority and is not in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company has filed all income tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. As of the date hereof, the Company has not been subject to a Federal income tax audit, and no statute of limitations related to Federal income tax liabilities of the Company has run.

Section 5.10. Title to Property; Leases. The Company has good and sufficient title to its Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time in the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or Section 4975 of the Code. Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to any such plan.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the MRP Shares or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, more than 20 Persons, all of which were Institutional Investors, including the Purchasers, each of which has been offered the MRP Shares or similar securities at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the MRP Shares to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the MRP Shares as permitted under the 1940 Act including for reducing Indebtedness, for making new portfolio investments and for general corporate purposes. Assuming the required preparation, execution, delivery and filing of the applicable Federal Reserve Board forms by the Purchasers (such as Forms U-1 and G-1 through 4, as applicable), each Purchaser’s purchase of the MRP Shares specified under this Agreement will not cause a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), Regulation X of said Board (12 CFR 224) or Regulation T of said Board (12 CFR 220).

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

Section 5.15. Existing Indebtedness. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of November 23, 2015 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company, and no event or condition exists with respect to any Indebtedness of the Company the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for the 1940 Act or as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the MRP Shares hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

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(c) Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2) To the Company’s actual knowledge, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the MRP Shares hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

Section 5.17. Status under Certain Statutes. The Company is subject to regulation under the 1940 Act. The Company is and immediately after giving effect to the issuance of the MRP Shares will be, in material compliance with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

Section 5.18. Ranking of Obligations. The Company’s obligations with respect to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company in respect of the MRP Shares will, upon issuance thereof, rank senior to all Common Stock of the Company and pari passu with all other Preferred Stock of the Company.

Section 5.19. Capital Stock. The authorized and outstanding capital stock of the Company as of December 8, 2015 is set forth in Schedule 5.19 attached hereto. All of the outstanding capital stock of the Company has been validly issued and is fully paid and non-assessable and is subject to no liens and encumbrances, other than as set forth on said Schedule 5.19. The stockholders of the Company are not entitled to any preemptive rights with respect to the Common Stock or other capital stock of the Company. The Company has no outstanding warrants, options, convertible Securities or preemptive or other rights for the purchase, nor is it a party to or is it bound by any agreement or other instrument restricting or affecting the issuance, of capital stock of the Company other than the Company’s charter and under Section 10.5 of the Existing Note Agreements and under Section 7.06 of the Existing Credit Agreement. The MRP Shares which are to be issued and sold on the date of Closing, when issued and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as are set forth in the Articles Supplementary and the laws of the State of Maryland.

Section 5.20. Restrictions on Creation of MRP Shares and Distributions. (a) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the creation or issuance of MRP Shares of the Company, other than this Agreement and the Articles Supplementary and under Section 10.5 of the Existing Note Agreements, under Section 7.06 of the Existing Credit Agreement and under the Series A and B Articles Supplementary.

(b) The Company is not a party to or bound by any contract, indenture, agreement, instrument, order of any court, or governmental agency rule or regulation (other than the 1940 Act), or any note, debenture, bond, or other security, which contains provisions expressly limiting or restricting payments by the Company on or in respect of shares of its capital stock of any class, including, without limitation, the Company’s right and obligation to declare and pay dividends on the MRP Shares and to make mandatory and optional redemption of shares of the MRP Shares pursuant to the provisions of the Articles Supplementary other than this Agreement and under Section 10.5 of the Existing Note Agreements, under Section 7.06 of the Existing Credit Agreement and under the Series A and B Articles Supplementary. The Company

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is subject to the Maryland General Corporation Law and the Articles Supplementary which impose limitations on the declaration and payment of dividends and other distributions and the redemption of the MRP Shares.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the MRP Shares for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the MRP Shares have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the MRP Shares.

(b) Each Purchaser is duly authorized to enter into this Agreement, and the person signing this Agreement on behalf of the Purchaser is authorized to do so, under all applicable governing documents (e.g., partnership agreement, trust instrument, pension plan, certificate of incorporation, bylaws, or operating agreement). This Agreement constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Each Purchaser (and any account which is a separate legal entity contemplated in Section 6.1(a)) is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the MRP Shares to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

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(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

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(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of MRP Shares that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is within 15 days after the mailing of the Company’s quarterly report to its stockholders) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited balance sheet and schedule of investments of the Company and its Subsidiaries, as at the end of such quarter, and

(ii) unaudited statements of income and changes in net assets and cash flows of the Company and its Subsidiaries, for the fiscal year-to-date period ending with such quarter,

and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations, subject to changes resulting from year-end adjustments, provided, that the Company shall be deemed to have made such delivery of such quarterly financial statements if (i) it shall have timely made such quarterly financial statements available on its home page on the worldwide web (at the date of this Agreement located at: http://www.tortoiseadvisors.com) and shall have given such holder prior notice of such availability on its home page in connection with each delivery or (ii) at the request of a holder, it shall have timely sent such materials to the email addresses set forth in Schedule A (or at such other email address that the holders provide to the Company from time to time) (such availability, notice and delivery thereof being referred to as “Electronic Delivery”) (except that, in addition, the Company agrees to also deliver hard copies of such financial statements to any holder of MRP Shares within the time period required hereinabove if such holder has previously requested such delivery in writing);

(b) Annual Statements — within 105 days (or such shorter period as is within 15 days after the filing of the Company’s Annual Report on Form N-CSR (the “Form N-CSR”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

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(i) a consolidated balance sheet and schedule of investments of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income and changes in net assets and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form N-CSR for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form N-CSR if it shall have timely made Electronic Delivery thereof (except that, in addition, the Company agrees to also deliver hard copies of such financial statements to any holder of MRP Shares within the time period required hereinabove if such holder has previously requested such delivery in writing);

(c) SEC and Other Reports — promptly upon their becoming available:

(i) one copy of each quarterly or annual financial statement, each regular or periodic report sent to the Company’s stockholders, each notice sent to the Company’s stockholders, each proxy statement and similar document filed with the SEC, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus and all amendments thereto filed by the Company with the SEC, and

(ii) if requested by a holder of MRP Shares, each financial statement, report or notice sent by the Company to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to any NRSRO (provided that the Company shall be deemed to have made such delivery of such information by Electronic Delivery).

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

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(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

(f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, without limitation, actual copies of the quarterly and annual reports of the Company) or relating to the ability of the Company to perform its obligations under this Agreement and under the MRP Shares as from time to time may be reasonably requested by such holder of MRP Shares (including any such information as may be reasonably necessary to complete any Holder Forms).

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of MRP Shares pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to each holder of MRP Shares promptly upon making of such Electronic Delivery):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 3(a)(ii), Section 3(a)(iii), Section 7 and Section 8 of the Articles Supplementary and any additional provisions added pursuant to Section 3(i) of the Articles Supplementary, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the

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calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of MRP Shares that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, not more than twice each calendar year; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be reasonably requested.

SECTION 8. REDEMPTION OF THE MRP SHARES.

The Company will not, directly or indirectly, through any Affiliate or otherwise, purchase, redeem or retire, or make any offer to purchase, redeem or retire, any shares of the MRP Shares other than pursuant to and in accordance with the applicable provisions of the Articles Supplementary.

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SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the MRP Shares are outstanding:

Section 9.1. Compliance with Law. The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA PATRIOT Act, Environmental Laws and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the foregoing, the Company shall remain in material compliance, at all times with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

Section 9.2. [Intentionally Omitted].

Section 9.3. [Intentionally Omitted].

Section 9.4. Payment of Taxes. The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that the Company nor any Subsidiary need not pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

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Section 9.7. [Intentionally Omitted.].

Section 9.8. [Intentionally Omitted.]

Section 9.9. [Intentionally Omitted.]

Section 9.10. [Intentionally Omitted.]

Section 9.11. Maintenance of Status The Company shall (a) remain at all times a non-diversified, closed-end investment management company for the purposes of the 1940 Act and (b) continue to engage in business of the same general type as now conducted by the Company.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the MRP Shares are outstanding:

Section 10.1. Transactions with Affiliates. The Company and its Subsidiaries will comply with the 1940 Act provisions, rules and regulations relating to transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), and such transactions shall be pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon terms fair and reasonable to the Company or such Subsidiary.

Section 10.2. Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, such corporation or limited liability company shall have executed and delivered to each holder of any MRP Shares its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the MRP Shares; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement, the Articles Supplementary or the MRP Shares.

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Section 10.3. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the MRP Shares) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

SECTION 11. DEFAULT AND REMEDIES.

(a) If the Company shall Default, it shall, promptly after any officer of the Company obtains knowledge of such Default, give notice thereof to all holders of outstanding shares of MRP Shares, such notice to be in writing and sent in the manner provided in Section 18.

(b) If any Default has occurred and is continuing and such Default is not remedied within 5 days (for any monetary Default) and within 30 days (for any non-monetary Default) after the earlier of (i) the day on which a Responsible Officer of the Company first obtains knowledge of such Default or (ii) the day on which a written notice thereof is given to the Company by the holder of any MRP Shares (an “Event of Default”), the Required Holders may proceed to protect and enforce any or all of the rights and remedies of the holders of the MRP Shares resulting from such failure, by suit in equity or action at law or by other appropriate proceeding.

(c) The holders of the MRP Shares shall have the rights and remedies provided in the Articles Supplementary as a result of any failure by the Company to comply with the terms and conditions thereof.

(d) Without limiting the obligations of the Company under Section 15, the Company further agrees, to the extent not prohibited by law, to pay, on the holder’s demand, such amounts as shall be sufficient to cover all costs and expenses of the holder incurred in any enforcement under this Section 11.

(e) No course of dealing and no delay on the part of any holder of any MRP Shares in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Articles Supplementary or any MRP Shares upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

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SECTION 12. RESERVED.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF CERTIFICATES REPRESENTING MRP SHARES.

Section 13.1. Registration of MRP Shares. Each Purchaser and each subsequent holder of the MRP Shares severally acknowledges and agrees that any MRP Shares received in connection with this Agreement represented by physical certificates will bear the legend set forth on Exhibit 13.1. The Company shall keep at its principal executive office a register for the registration and registration of transfers of MRP Shares. The name and address of each holder of one or more MRP Shares, each transfer thereof and the name and address of each transferee of one or more MRP Shares shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any MRP Shares shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of MRP Shares that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of MRP Shares.

Section 13.2. Transfer and Exchange of MRP Shares. Upon surrender of any certificate representing MRP Shares to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such MRP Shares or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such MRP Shares or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new MRP Shares (as requested by the holder thereof) in exchange therefor, in an aggregate MRP Liquidation Preference Amount equal to the unpaid MRP Liquidation Preference Amount of the surrendered MRP Shares. Each such new certificate representing Series D MRP Shares and Series E MRP Shares shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 2(a) or Exhibit 2(b), respectively. Each such new certificate representing MRP Shares shall be dated the date of the issuance of such new certificate and the holder thereof shall be entitled to receive cash dividends with respect thereto in accordance with the Articles Supplementary. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of MRP Shares. Each holder of MRP Shares will be deemed, by its acceptance thereof to have made the representations set forth in Section 6. Notwithstanding anything to the contrary in this Section 13.2, no MRP Shares shall be resold, transferred or otherwise disposed of unless such MRP Shares are registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if any exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the MRP Shares.

Section 13.3. Replacement of Certificates Representing MRP Shares. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft,

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destruction or mutilation of any certificates representing MRP Shares (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such certificates representing MRP Shares is, or is a nominee for, an original Purchaser or another holder of a MRP Share with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, new certificates evidencing such MRP Shares, dated and entitled to receive cash dividends from the date to which cash dividends have been paid on the surrendered certificates representing MRP Shares or dated the date of such lost, stolen, destroyed or mutilated certificates representing MRP Shares if no dividends have been paid thereon.

SECTION 14. PAYMENTS ON MRP SHARES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of all amounts with respect to any MRP Shares (whether as dividends, upon redemption of shares or otherwise) shall be made in New York, New York at the principal office of The Bank of New York in such jurisdiction. The Company may at any time, by notice to each holder of MRP Shares, change the place of payment of the MRP Shares so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any MRP Shares, and notwithstanding anything contained in Section 14.1 or in the terms of such MRP Shares to the contrary, the Company will pay all sums becoming due on such MRP Shares (whether as dividends, upon redemption of shares or otherwise) by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A hereto, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of any certificate for such MRP Shares or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after full redemption of such MRP Shares, such Purchaser shall surrender any certificate for such MRP Shares for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any MRP Shares purchased by a Purchaser under this Agreement and that has made the same agreement relating to such MRP Shares as the Purchasers have made in this Section 14.2.

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SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a MRP Share in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Articles Supplementary or the MRP Shares (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Articles Supplementary or the MRP Shares or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Articles Supplementary or the MRP Shares, or by reason of being a holder of any MRP Shares, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Articles Supplementary and by the MRP Shares and (c) the costs and expenses incurred in connection with the initial filing of this Agreement, the Articles Supplementary and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500.00 per series. The Company will pay, and will save each Purchaser and each other holder of a MRP Share harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the MRP Shares).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any MRP Shares, the enforcement, amendment or waiver of any provision of this Agreement, the Articles Supplementary or the MRP Shares, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the execution and filing of the Articles Supplementary, the issuance and sale of the MRP Shares, the purchase or transfer by any Purchaser of any MRP Shares or portion thereof or interest therein and the redemption of any MRP Shares, and may be relied upon by any subsequent holder of MRP Shares, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of MRP Shares. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Articles Supplementary and the MRP Shares embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

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SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used in any such Section), will be effective as to any holder of MRP Shares unless consented to by such holder of MRP Shares in writing, and (ii) no such amendment or waiver may, without the written consent of the holder of each MRP Share at the time outstanding affected thereby, (A) change the percentage of the MRP Shares the holders of which are required to consent to any such amendment or waiver, or (B) amend any of Section 11, 17 or 20.

Section 17.2. Solicitation of Holders of MRP Shares.

(a) Solicitation. The Company will provide each holder of MRP Shares (irrespective of the amount of MRP Shares then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Articles Supplementary. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding MRP Shares promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of MRP Shares.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional dividend, interest, fee or otherwise, or grant any security or provide other credit support, to any holder of MRP Shares as consideration for or as an inducement to the entering into by any holder of MRP Shares or any waiver or amendment of any of the terms and provisions hereof or of the Articles Supplementary, unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of MRP Shares then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by the holder of any MRP Shares that has transferred or has agreed to transfer such MRP Shares to the Company or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of MRP Shares that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of MRP Shares and is binding upon them and upon

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

each future holder of any MRP Shares and upon the Company without regard to whether such certificates representing MRP Shares have been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any MRP Shares nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any holder of such MRP Shares. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. MRP Shares Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate number of MRP Shares then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Articles Supplementary, or have directed the taking of any action provided herein or therein to be taken upon the direction of the holders of a specified percentage of the aggregate number of MRP Shares then outstanding, MRP Shares directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing;

(ii) if to any other holder of any MRP Shares, to such holder at such address as such other holder shall have specified to the Company in writing; or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Mr. P. Bradley Adams, or at such other address as the Company shall have specified to the holder of each MRP Share in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the MRP Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of MRP Shares from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its MRP Shares), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any MRP Shares, (iv) any Institutional Investor to which it sells or offers to sell such MRP Shares or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s MRP Shares, this Agreement and the Articles Supplementary. Each holder of a MRP Share, by its acceptance of a MRP Share, will be deemed to have agreed to be bound by and to be entitled to the benefits of this

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a MRP Share of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20. A holder of a MRP Share, by receipt of Confidential Information, hereby also acknowledges that trading in the Company’s securities may be prohibited under applicable laws, rules and regulations and that it has implemented policies to comply with applicable laws, rules and regulations and to prohibit any such prohibited trades.

SECTION 21. SUBSTITUTION OF PURCHASER.

Section 21.1. Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of MRP Shares that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the MRP Shares then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of MRP Shares under this Agreement. Any transferee, by its acceptance of any MRP Share registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

Section 21.2. Notwithstanding anything to the contrary herein, no Purchaser shall substitute any Affiliate as the purchaser of the MRP Shares or make any other transfer of the MRP Shares to any other transferee without the prior written consent of the Company which will not be unreasonably withheld or delayed if the source of funds to be used by a proposed Affiliate or transferee to purchase any MRP Shares is a source which qualifies under clause (c) or (g) of Section 6.2 hereof; provided, however, if such Affiliate or other transferee is able to make the representation set forth in Section 6.2(c) without making any disclosure to the Company in writing, the prior written consent of the Company to such substitution or transfer shall not be required.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of MRP Shares) whether so expressed or not.

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

Section 22.2. Appointment of Initial MRP Shares Directors. The Company and each of the Purchasers acknowledge and agree that, as of the date hereof, each of H. Kevin Birzer and Charles E. Heath are currently directors of the Company elected by the holders of the Preferred Stock of the Company and the Board of Directors of the Company intend to nominate each such director for re-election by the holders of the MRP Shares pursuant to Section 4(a) of the Articles Supplementary upon the expiration of such director’s current term.

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement or the Articles Supplementary, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the MRP Shares. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of MRP Shares in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of MRP Shares to serve process in any manner permitted by law, or limit any right that the holders of any MRP Shares may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE MRP SHARES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*  *  *  *  *

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

TORTOISE MLP FUND, INC.

By
Name:
Its:

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Vice President

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:
Vice President

Tortoise MLP Fund, Inc.	Securities Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

NATIONAL LIFE INSURANCE COMPANY

By:
Vice President

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	AGGREGATE LIQUIDATION PREFERENCE AMOUNT OF MRP SHARES TO BE PURCHASED

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, TX 75201

Attention: Managing Director, Energy Finance Group - Oil & Gas

Telephone: (214) 720-6200

$25,000,000 – Series D

(1)	All payments on account of MRP Shares held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank

New York, NY

ABA No.: xxxxx

Account Name: Prudential Managed Portfolio

Account No.: xxxxx

Each such wire transfer shall set forth the name of the Company, a reference to “Mandatory Redeemable Preferred Securities due 2022, Security No. INV11954, PPN                     ” and the due date and application (as among liquidation preference, dividend, etc.) of the payment being made.

(2)	Address for all communications and notices:

The Prudential Insurance Company of America

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, TX 75201

Attention: Managing Director, Energy Finance Group - Oil & Gas

and for all notices relating solely to scheduled payments to:

The Prudential Insurance Company of America

c/o Prudential Investment Management, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: PIM Private Accounting Processing Team

Email: Pim.Private.Accounting.Processing.Team@prudential.com

SCHEDULE A

(to Securities Purchase Agreement)

(3)	Address for Delivery of MRP Shares:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, TX 75201

Attention: William H. Bulmer

Telephone: (214) 720-6204

(4)	Tax Identification No.: xxxxx

NAME AND ADDRESS OF PURCHASER	AGGREGATE LIQUIDATION PREFERENCE AMOUNT OF MRP SHARES TO BE PURCHASED

UNITED OF OMAHA LIFE INSURANCE COMPANY c/o Mutual of Omaha Mutual of Omaha Plaza, 4th Floor 3301 Dodge Street Omaha NE 68175 Email: privateplacements@mutualofomaha.com	$5,000,000 – Series C

1.	Notes to be registered in the name of

UNITED OF OMAHA LIFE INSURANCE COMPANY

2.	Tax I.D. # is xxxxx.

3.	All principal and interest payments on the Notes shall be made by wire transfer of immediately available funds to:

JPMorgan Chase Bank

ABA # xxxxx

Private Income Processing

For credit to:

United of Omaha Life Insurance Company

Account # xxxxx

a/c: xxxxx

Cusip/PPN:

Interest Amount:

Principal Amount:

4.	Address for delivery of bonds:

JPMorgan Chase Bank

4 Chase Metrotech Center, 3rd Floor

Brooklyn, NY 11245-0001

Attention: Physical Receive Department

Account # xxxxx

**	It is imperative that the custody account be included on the delivery letter.
Without this information, the security will be returned to the sender.

5.	Address for all notices in respect of payment of Principal and Interest, Corporate Actions, and Reorganization Notifications:

JPMorgan Chase Bank

14201 Dallas Parkway - 13th Floor

Dallas, TX 75254-2917

Attn: Income Processing

a/c: xxxxx

6.	Address for all other communications (i.e.: Quarterly/Annual reports, Tax filings, Modifications, Waivers regarding the indenture):

4 - Investment Management

United of Omaha Life Insurance Company

Mutual of Omaha Plaza

Omaha, NE 68175-1011

Email Address for Electronic Document Transmission:

privateplacements@mutualofomaha.com

NAME AND ADDRESS OF PURCHASER	AGGREGATE LIQUIDATION PREFERENCE AMOUNT OF MRP SHARES TO BE PURCHASED

UNITED OF OMAHA LIFE INSURANCE COMPANY c/o Mutual of Omaha Mutual of Omaha Plaza, 4th Floor 3301 Dodge Street Omaha NE 68175 Email: privateplacements@mutualofomaha.com	$5,000,000 – Series D

1.	Notes to be registered in the name of

UNITED OF OMAHA LIFE INSURANCE COMPANY

2.	Tax I.D. # is xxxxx.

3.	All principal and interest payments on the Notes shall be made by wire transfer of immediately available funds to:

JPMorgan Chase Bank

ABA # xxxxx

Private Income Processing

For credit to:

United of Omaha Life Insurance Company

Account # xxxxx

a/c: xxxxx

Cusip/PPN:

Interest Amount:

Principal Amount:

4.	Address for delivery of bonds:

JPMorgan Chase Bank

4 Chase Metrotech Center, 3rd Floor

Brooklyn, NY 11245-0001

Attention: Physical Receive Department

Account # xxxxx

**	It is imperative that the custody account be included on the delivery letter.
Without this information, the security will be returned to the sender.

5.	Address for all notices in respect of payment of Principal and Interest, Corporate Actions, and Reorganization Notifications:

JPMorgan Chase Bank

14201 Dallas Parkway - 13th Floor

Dallas, TX 75254-2917

Attn: Income Processing

a/c: xxxxx

6.	Address for all other communications (i.e.: Quarterly/Annual reports, Tax filings, Modifications, Waivers regarding the indenture):

4 - Investment Management

United of Omaha Life Insurance Company

Mutual of Omaha Plaza

Omaha, NE 68175-1011

Email Address for Electronic Document Transmission:

privateplacements@mutualofomaha.com

NAME AND ADDRESS OF PURCHASERS	AGGREGATE LIQUIDATION PREFERENCE AMOUNT OF MRP SHARES TO BE PURCHASED

NATIONAL LIFE INSURANCE COMPANY

c/o Sentinel Investments

One National Life Drive

Montpelier, Vermont 05604

Attn: Andrew Ebersole, CFA

Email: privateinvestments@sentinelinvestments.com

            aebersole@sentinelinvestments.com

$10,000,000 – Series D

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Corruption Laws” is defined in Section 5.16(c).

“Anti-Money Laundering Laws” is defined in Section 5.16(d)(1).

“Articles Supplementary” is defined in Section 1.

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York or Leawood, Kansas are authorized or obligated by law to close, or days on which the Federal Reserve Bank of New York is not open for business.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“CISADA” is defined in Section 5.16(a).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Common Stock” shall mean and include any share of any class or series of capital stock of a corporation, the right of which to share in distributions of either income or realized capital gain of such corporation is without limit as to any amount or percentage as and to the extent no amounts payable on or in respect of such Common Stock and no rights arising in connection therewith have preference over any other Common Stock upon dissolution, liquidation or winding-up of such corporation.

SCHEDULE B

(to Securities Purchase Agreement)

“Company” means Tortoise MLP Fund, Inc., a Maryland corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means the failure by the Company in its performance or compliance with any covenant or agreement hereunder or under the Articles Supplementary.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 15, 2015 among the Company as the borrower, Bank of America, N.A., as administrative agent and the other lender parties thereto.

“Existing Note Purchase Agreements” means (i) the Master Note Purchase Agreement dated October 7, 2010, as amended by that certain letter agreement dated August 5, 2015, (ii) the Note Purchase Agreement dated May 12, 2011, (iii) the Note Purchase Agreement dated April 17, 2014, as amended by that certain letter agreement dated August 5, 2015 and (iv) the Note Purchase Agreement dated September 9, 2014, as amended by that certain letter agreement dated August 5, 2015.

“Fitch” means Fitch Ratings and its successors at law.

“Form N-CSR” is defined in Section 7.1(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any MRP Shares, the Person in whose name such MRP Shares are registered in the register maintained by the Company pursuant to Section 13.1.

“Holder Forms” means any forms required to be filed by a holder of MRP Shares pursuant to (i) the SEC pursuant to the Securities Exchange Act of 1934, as amended, (ii) the 1940 Act or (iii) as required by the Federal Reserve Board.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Institutional Investor” means (a) any Purchaser of MRP Shares, (b) any holder of MRP Shares holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the MRP Shares then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any MRP Shares.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the MRP Shares or (c) the validity or enforceability of this Agreement or the MRP Shares.

“MRP Liquidation Preference Amount” means, with respect to the MRP Shares, the liquidation preference of $25.00 per share.

“MRP Shares” is defined in Section 1.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Company thereunder, as the same may be amended from time to time.

“NRSRO” means a nationally recognized statistical ratings organization.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any MRP Shares, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% of the number of MRP Shares at the time outstanding (exclusive of MRP Shares then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“series” means any series of MRP Shares issued pursuant to this Agreement.

“Series A and B Articles Supplementary” means the Articles Supplementary authorizing the Series A Mandatory Redeemable Preferred Stock and the Series B Mandatory Redeemable Preferred Stock of the Company.

“Series C MRP Shares” is defined in Section 1.1.

“Series D MRP Shares” is defined in Section 1.1.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Total Assets” shall mean the aggregate amount of all assets of the Company determined in accordance with GAAP applicable to the Company.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Company; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which MRP Shares initially are issued.

DISCLOSURE MATERIALS

None.

SCHEDULE 5.3

(to Securities Purchase Agreement)

FINANCIAL STATEMENTS

Annual Report for the Fiscal Year ended November 30, 2014 which includes but is not limited to Summary Financial Information, Key Financial Data, Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows, Financial Highlights and Notes to Financial Statements.

2015 Third Quarter Report for the 9 months ended August 31, 2015 which includes but is not limited to Summary Financial Information, Key Financial Data, Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows, Financial Highlights and Notes to Financial Statements.

SCHEDULE 5.5

(to Securities Purchase Agreement)

SCHEDULE 5.15

EXISTING INDEBTEDNESS AS OF NOVEMBER 23, 2015

SERIES	MATURITY DATE	NOTIONAL/CARRYING AMOUNT

Series B	December 15, 2015	$24,000,000
Series C	December 15, 2017	57,000,000
Series D	December 15, 2020	112,000,000
Series E	December 15, 2015	25,000,000
Series G	May 12, 2018	10,000,000
Series H	April 17, 2019	45,000,000
Series I	April 17, 2018	10,000,000
Series J	April 17, 2021	30,000,000
Series K	September 9, 2019	35,000,000
Unsecured Revolving Credit Facility	June 13, 2017	45,500,000

Total		$393,500,000

SCHEDULE 5.15

(to Securities Purchase Agreement)

SCHEDULE 5.15(b)

Amended and Restated Credit Agreement dated as of June 15, 2015, by and among the Company, Bank of America, N.A., The Bank of Nova Scotia and U.S. Bank National Association

Master Note Purchase Agreement dated October 7, 2010

Note Purchase Agreement dated May 12, 2011

Note Purchase Agreement dated April 17, 2014

Note Purchase Agreement dated September 9, 2014

CAPITAL STOCK

As of December 8, 2015

TITLE OF CLASS	NUMBER OF SHARES AUTHORIZED	NUMBER OF SHARES OUTSTANDING

Common Stock	100,000,000	47,000,211
Preferred Stock	10,000,000	4,400,000

SCHEDULE 5.19

(to Securities Purchase Agreement)

FORM OF ARTICLES SUPPLEMENTARY

[See Attached]

EXHIBIT 1

(to Securities Purchase Agreement)

FORM OF CERTIFICATE REPRESENTING SERIES C MRP SHARES

[See Attached]

EXHIBIT 2(a)

(to Securities Purchase Agreement)

FORM OF CERTIFICATE REPRESENTING SERIES D MRP SHARES

[See Attached]

EXHIBIT 2(b)

(to Securities Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

[See Attached]

EXHIBIT 4.4(a)

(to Securities Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

[TO BE PROVIDED ON A CASE BY CASE BASIS]

EXHIBIT 4.4(b)

(to Securities Purchase Agreement)

FORM OF LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED DECEMBER 8, 2015 BY AND BETWEEN THE CORPORATION AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.

EXHIBIT 13.1

(to Securities Purchase Agreement)